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EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

PRIMARY EARNINGS PER SHARE FOR THE YEAR ENDED DECEMBER 31, 1995

Net earnings attributable to common shares:
     Net income                                        $   868,333
     Deemed dividend on redemption of convertible
         preferred stock                                  (666,665)
                                                       -----------
     Net earnings attributable to common shares        $   201,668
                                                       ===========

Actual weighted average shares outstanding               4,554,285

Primary earnings per share                             $      0.04
                                                       ===========

FULLY DILUTED EARNINGS PER SHARE FOR THE YEAR ENDED DECEMBER 31, 1995

Net earnings attributable to common shares:
     Net income                                        $   868,333
     Deemed dividend on redemption of convertible
         preferred stock                                  (666,665)
                                                       -----------
     Net earnings attributable to common shares        $   201,668
                                                       ===========

Actual weighted average shares outstanding               4,554,285

Fully diluted earnings per share                       $      0.04
                                                       ===========
